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                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                  SYSTEMED INC.
                     (In thousands except per share amounts)

                                                                                                   Three Months Ended
                                                                                                   ------------------
                                                                                             March 31,            March 31,
                                                                                               1995                 1994
                                                                                             ---------            ---------
Primary
- -------
Average common shares outstanding                                                               21,772               21,354
Net effect of dilutive stock options and warrants -
    based on the treasury stock method                                                           1,064                  463
Assumed conversion of 8% preferred stock                                                           218                  220
                                                                                              --------             --------
        Total                                                                                   23,054               22,037
                                                                                              ========             ========

Net income applicable to common stock                                                         $  1,074             $    261
                                                                                              ========             ========

Net income per common and common equivalent share                                             $    .05             $    .01
                                                                                              ========             ========


Fully diluted
- -------------
Average common shares outstanding                                                               21,772               21,354
Net effect of dilutive stock options and warrants -
    based on the treasury stock method                                                           1,137                  659
Assumed conversion of 8% preferred stock                                                           218                  220
                                                                                              --------             --------
    Total                                                                                       23,127               22,233
                                                                                              ========             ========

Net income applicable to common stock                                                         $  1,074             $    261
                                                                                              ========             ========

Net income per common share and
    common equivalent share
    assuming issuance of all dilutive
    contingent shares                                                                         $    .05             $    .01
                                                                                              ========             ========

Income per common and common equivalent share was calculated by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents include dilutive stock options and warrants and the dilutive effects of preferred stock conversions.

Income per common and common equivalent share - assuming full dilution is not presented in the financial statements because the assumed conversion of convertible debt and any additional incremental issuance of stock options or warrants would be antidilutive.